UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

October 29, 2007

Wynn Resorts, Limited

(Exact Name of Registrant as specified in Charter)

Nevada	000-50028	46-0484987
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 770-7555

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On October 29, 2007, Wynn Resorts, Limited (the “Company”) appointed Dr. Ray Irani and Linda Chen as members of the Company’s Board of Directors. Dr. Irani is the sixth independent member of the Board.

Dr. Ray R. Irani is Chairman and Chief Executive Officer of Occidental Petroleum Corporation. He joined Occidental in 1983 as Chief Executive Officer and Chairman of Occidental Chemical Corporation, an Occidental subsidiary. Prior to joining Occidental, Dr. Irani served as President and Chief Operating Officer of Olin Corporation. Dr. Irani is a Director of the American Petroleum Institute, and The TCW Group, Inc. He is a Trustee of the University of Southern California and is Co-Chairman of the Board of the American University of Beirut, and also serves on the Board of Governors of Town Hall and the World Affairs Council. Dr. Irani is a member of the American Chemical Society, The Conference Board, the Council on Foreign Relations, the National Petroleum Council, and the Scientific Research Society of America. He also serves on the Advisory Board of RAND’s Center for Middle East Public Policy.

Ms. Chen serves as President of Wynn International Marketing, Limited, a wholly-owned indirect subsidiary of the Company, a position she has held since January 2005. In addition, Ms. Chen is the Chief Operating Officer of Wynn Resorts (Macau), S.A., a role she has served since June 2002. Before joining Wynn Resorts, Ms. Chen was the Executive Vice President of International Marketing for MGM Mirage. Prior to MGM MIRAGE, Ms. Chen served in various senior positions with Mirage, MGM and Bellagio Hotels and opened each of the three properties in 1989, 1993, and 1998 respectively.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated October 31, 2007, by Wynn Resorts, Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 31, 2007

WYNN RESORTS, LIMITED

By:	/s/ John Strzemp
John Strzemp Chief Financial Officer